EXHIBIT 4.13
AMENDMENT TO COMMON STOCK PURCHASE WARRANT
OF ARTES MEDICAL, INC.
(Issued in Connection with Services Provided)
     This Amendment dated as of June 23, 2006 (this “Amendment”), to each of the Common Stock Purchase Warrants (each, a “Warrant” and collectively, the “Warrants”) for the purchase of shares of Common Stock of Artes Medical, Inc. (the “Company”) listed on Exhibit A hereto, is made by and between the Company and each of the holders of one or more Warrants listed on Exhibit A (each, a “Holder” and collectively, the “Holders”).
RECITALS
     Whereas, pursuant to the Preamble of each Warrant, each of the Warrants expires and ceases to be exercisable on the earlier of (i) 5:00 P.M. Pacific Standard Time, on the date set forth under “Original Expiration Date” on Exhibit A hereto or (ii) the closing of (a) the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company, (b) a consolidation of the Company with, or merger of the Company with or into, any person (including any individual, partnership, joint venture, corporation, trust or group thereof) other than a consolidation or merger by the Company with a subsidiary of the Company in which the Company is the continuing entity or (c) the initial underwritten public offering of the Company’s common stock;
     Whereas, pursuant to Section 3 of each Warrant, each Holder is entitled to exercise such Holder’s Warrant through a “cashless exercise” feature by converting the Warrant into Warrant Shares (as defined in each of the Warrants) at any time or from time to time during the exercise period, the number of Warrant Shares to be computed using the Net Issuance formula provided in Section 3.1 of the Warrant; and
     Whereas, the Company and each of the Holders desire to amend the Warrants held by the Holders as set forth below.
AGREEMENT
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Amendment to Preamble. The first paragraph of the Preamble of each of the Warrants is hereby amended and restated in its entirety to read as follows:
     “Artes Medical USA, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received,                      (including any successors and assigns, “Holder”), is entitled immediately upon or after the date hereof, and subject to the terms set forth below, to purchase from the Company at any time or from time to time before the earlier of (i) 5:00 P.M. Pacific Standard Time, on March 15, 2007 or (ii) the closing of (a) the sale, lease, transfer or conveyance of all or substantially all of the assets of the Company or (b) a consolidation of the Company with, or merger of the Company with or into, any person (including any individual, partnership, joint venture, corporation, trust or group thereof) other than a consolidation or merger by the Company with a subsidiary of the Company in which the Company is the continuing entity (the earlier to occur of (i) or (ii) the “Expiration Date”), fully paid and nonassessable shares of the Company’s Common Stock (the “Warrant Shares”), with the number and character of the Warrant Shares and the exercise price of the Warrant Shares to be determined as follows:”
     2. Amendment to Section 3. Section 3 of each of the Warrants is hereby deleted in its entirety.
     3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents, entered into and to be performed entirely within California.
     4. Successors and Assigns. This Amendment shall be binding upon, and inure to the benefit of, the parties hereto, their respective successors and legal representatives and their permitted assigns.
     5. Warrant Terms to Remain in Effect. Except as specifically otherwise modified herein, each Warrant as previously executed remains in full force and effect.
     6. Effectiveness. This Amendment shall become effective as to each of the Warrants upon the execution and delivery by each Holder of a Warrant Holder Election Form in the form provided by the Company to the Holder with respect to the applicable Warrant, indicating such Holder’s agreement to be bound by this Amendment. Each Warrant so amended by this Amendment shall be listed on Exhibit A.
     7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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Acknowledged and agreed:	ARTES MEDICAL, INC., a Delaware corporation

By:

Name:

Title:

[Signature Page to Amendment to Common Stock Purchase Warrant]

EXHIBIT A
WARRANT HOLDERS

	Number of Shares
	Underlying		Original
Name of Warrant Holder	Warrant	Exercise Price	Expiration Date
Alastair Carruthers	25,000	$1.25	03/15/07
Barry Vogel	25,000	$1.25	03/15/07
Christopher Reinhard	650,000	$1.25	03/15/07
Christopher Reinhard	150,000	$1.25	03/15/07
Daren Barone	75,000	$1.25	03/15/07
Daren Barone	50,000	$1.25	03/15/07
Harald Ott	10,000	$1.25	03/15/07
Harald Ott	10,000	$1.25	03/15/07
Harvey Abrams	25,000	$1.25	03/15/07
Jean Carruthers	25,000	$1.25	03/15/07
John Joseph	25,000	$1.25	03/15/07
Mark Rubin	25,000	$1.25	03/15/07
Merrel Olesen	25,000	$1.25	03/15/07
Merrel Olesen, MD	150,000	$1.00	03/15/07
Miles Graivier	25,000	$1.25	03/15/07
Roy Lessard	40,000	$1.25	03/15/07
Roy Lessard	30,000	$1.25	03/15/07
Sassan Alavi	25,000	$1.25	03/15/07
Stuart Young, MD	150,000	$1.00	03/15/07
Stuart Young, MD	75,000	$1.25	03/15/07
Valerie Cooper	25,000	$2.00	03/15/07